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                                                                    Exhibit 99.2
                                                                    ------------

                                                                    NEWS RELEASE



                          STERLING SOFTWARE ANNOUNCES

                       ACQUISITION OF KNOWLEDGEWARE INC.

DALLAS and ATLANTA, August 1, 1994 -- Sterling Software Inc. (SSW-NYSE) and KnowledgeWare Inc. (KNOW-NASDAQ) today announced that they have signed a definitive agreement providing for the acquisition by Sterling of KnowledgeWare in a stock transaction valued at approximately $143 million. Under the terms of the merger, Sterling will issue .2893 of a share of its common stock for each outstanding share of KnowledgeWare common stock. The result will be the issuance of approximately 4,213,000 shares of Sterling Software common stock. Approximately 24,488,000 shares of Sterling Software common stock will be outstanding after such issuance.

     The proposed merger is subject to the approval of each company's shareholders and certain regulatory authorities, but has received unanimous approval from the respective boards of directors. For accounting purposes, the merger will be structured as a pooling of interests and for federal income tax purposes, as a tax-free exchange to KnowledgeWare's shareholders. The companies anticipate a closing by November 1, 1994. The combined company will operate as Sterling Software. Following the merger, Francis A. Tarkenton, chairman of the board and chief executive officer of KnowledgeWare, will join the Sterling board of directors.

     Sterling L. Williams, president and chief executive officer of Sterling Software, said, "This merger is a quantum leap for Sterling Software in the application development arena and instantly makes us a market leader. The combination of KnowledgeWare's client/server development and legacy migration tools and our tools for enterprise systems completes a powerful picture for our customers. Following the merger, we will provide our customers with the broadest suite of application development products and services in the industry."

     Fran Tarkenton, chairman and chief executive officer of KnowledgeWare, said "We believe our decision to merge with Sterling was an excellent one that will benefit our shareholders, customers and employees. Sterling has completed a number of highly successful acquisitions and its decentralized operating style will allow KnowledgeWare's people and products to thrive as part of a larger, financially strong technology leader."

     For its fiscal year ended September 30, 1993, Sterling Software reported revenue of $411.8 million. For its fiscal year ended June 30, 1993, KnowledgeWare reported revenue of $128.8 million.

     In connection with the merger agreement, KnowledgeWare granted to Sterling an option to purchase 1,200,000 shares of its common stock. The option is exercisable only following the
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occurrence of certain events and will expire upon the closing.  Certain
KnowledgeWare shareholders holding approximately 16 percent of the voting power of KnowledgeWare's outstanding shares have agreed to vote their shares in favor of the merger.

     A registration statement relating to the shares of Sterling common stock to be issued in the merger will be filed with the Securities and Exchange Commission. The sterling shares will be offered only by means of a prospectus included in the registration statement. No proxies will be solicited and no Sterling shares will be offered until the registration statement becomes effective.

     KnowledgeWare Inc., headquartered in Atlanta, is a worldwide provider of client/server application development tools, business process reengineering products, data access and warehousing software, and services for rapidly responding to business needs and requirements. KnowledgeWare employs approximately 700 people in more than 35 offices worldwide.

     Sterling Software Inc., headquartered in Dallas, is a worldwide leader in electronic commerce, systems software and government-related professional services. Sterling employs approximately 2,900 people in more than 50 offices worldwide organized into four groups and sixteen divisions to focus on its three key markets and the international marketplace.


Contacts:


Anna Vahala                                     Denese Van Dyne
Vice President, Investor Relations              Director of Communications
Sterling Software Inc.                          KnowledgeWare Inc.
(214) 891-8600                                  (404) 231-3510, ext. 2345